Exhibit No. (3)c

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVENT, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Avent, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1. The name of the Corporation is Avent, Inc. The original certificate of incorporation of the Corporation was filed in accordance with the General Corporation Law on September 26, 1968. The name under which the Corporation was originally incorporated is Rojo Disposables Inc.

2. This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) amends, restates and integrates the provisions of the certificate of incorporation of the Corporation, and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law.

3. The text of the certificate of incorporation of the Corporation is hereby amended and restated to read in full as follows:

“FIRST: The name of the corporation is Avent, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is two thousand (2,000) shares of capital stock, of which one thousand (1,000) shares shall be Class A common stock, par value $0.001 per share (“Class A Common Stock”), and one thousand (1,000) shares shall be Class B common stock, par value $0.001 per share (the “Class B Common Stock”).

Each share of Class A Common Stock and Class B Common Stock will, except as otherwise provided in this Article FOURTH, be identical in all respect and will have equal rights, powers and privileges, subject to the following:

(a) The holders of the Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record upon all matters that may be submitted to a vote of the stockholders of the Corporation.

(b) If at the time of any vote of shareholders there are shares of Class A Common Stock issued, outstanding and entitled to vote on a matter, then the holders of the Class B Common Stock will be entitled to the Class B Number of Votes for each share of Class B Common Stock held of record upon all matters that may be submitted to a vote of the stockholders of the Corporation as such record date. For this purpose, the “Class B Number of Votes” shall equal the number of votes required to cause the holders of the Class B Common Stock, as a class, together to have 81% of the total number of votes that the holders of all classes of voting stock of the Corporation are entitled to.

(c) If at the time of any vote of shareholders there are no shares of Class A Common Stock issued, outstanding and entitled to vote on a matter, then the holders of the Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record upon all matters that may be submitted to a vote of the stockholders of the Corporation.

(d) The number of authorized shares of Class A Common Stock and/or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

Effective upon the effectiveness of this Certificate of Incorporation (the “Effective Time”), each share of the Corporation’s Common Stock, no par value (the “Common Stock”) outstanding immediately prior to the Effective Time, shall be automatically exchanged for one share of Class A Common Stock. Each stock certificate previously issued for the Common Stock being exchanged pursuant to this paragraph (each, an “Exchanged Certificate”) will be deemed, from and after such exchange, for all corporate purposes, to evidence the ownership of the number and shares of Class A Common Stock for which such shares of Common Stock were so exchanged until such time as such Exchanged Certificate has been surrendered to the Corporation for cancellation, and the Corporation has issued a corresponding new stock certificate for the shares of Class A Common Stock so issued.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation.

(3) The number of directors of the Corporation shall be such number as from time to time is fixed by resolution of the Board of Directors in accordance with the Bylaws. Election of directors need not be by written ballot unless the Bylaws so provide.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, as the same exists or as that provision hereafter may be amended, supplemented or replaced, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article SIXTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

SEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law. Any amendment, repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

EIGHTH: Subject to any additional vote required by this Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: Meetings of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law) at such place within or without the State of Delaware as the Corporation’s Bylaws may provide or as may be designated from time to time by the Board of Directors.

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4. The foregoing amendment and restatement was approved by the holders of the requisite number of shares of capital stock of the Corporation in accordance with Section 228 of the General Corporation Law.

5. The Effective Time of this Amended and Restated Certificate of Incorporation shall be 8 am Eastern Time on October 30, 2014.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 23 day of October, 2014.

By:	/s/ John W. Wesley
Name:	John W. Wesley
Title:	Senior Vice President, General Counsel and Secretary